Exhibit 3(ii)



                               USOL HOLDINGS, INC.

                               AMENDMENT TO BYLAWS

                              Adopted April 2, 2001


     Effective April 2, 2001, the following amendment to the Bylaws of USOL Holdings, Inc. was adopted by the Board of Directors:

          Section 8. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or the President, any Vice President, the Secretary or any two directors.

          Notice of the time and place of a special meeting shall be delivered personally or by telephone to each director or sent by first class mail or telegraph, charges prepaid, addressed to each director at that director's address as it is shown on the records of the corporation, or sent by fax with a corresponding email to each director to the fax numbers and email addresses shown on the records of the corporation. In case the notice is mailed, it shall be deposited in the United States mail at least four (4) business days before the time of the meeting. In case the notice is delivered personally, or by telephone or telegram, it shall be delivered personally or by telephone or to the telegraph company at least four (4) calendar days before the time of the meeting. In case the notice is delivered by fax with a corresponding email, it shall be sent both by fax and email at least four (4) calendar days before the time of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director whom the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting, nor need it specify the place if the meeting is to be held at the principal executive office of the corporation. Attendance of a director at a special meeting shall constitute a waiver of notice of such meeting except where a director attends a meeting for the express purpose of objecting to the transaction any business because the meeting if not lawfully called or convened.